Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company” or the “Employer”), and William Burns (the "Executive"), to be effective as of, March 1, 2023 (the “Effective Date”).
RECITALS
WHEREAS, the Employer and the Executive are parties to an employment agreement effective June 8, 2015 (the “Current Employment Agreement”);
WHEREAS, the Executive currently serves as the Company’s Chief Product & Solutions Officer and the Company wishes to promote the Executive to the position of the Company’s Chief Executive Officer (the “CEO”) and the Executive wishes to accept the position as CEO; and
WHEREAS, the Employer and the Executive desire to enter into this agreement to delineate the terms and conditions of the Executive’s employment as the CEO.
NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
1.    Employment.
A.    Chief Executive Officer; At-Will Employee. As of the Effective Date, the Executive hereby accepts employment as the CEO on the following terms and conditions. The Executive understands and agrees that the Executive is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement. Nothing contained in this Agreement or any other agreement shall alter the at-will relationship.
B.    Board of Directors. The Employer covenants and agrees that as long as the Executive remains employed as the CEO of the Employer, he will continue to be slated as a nominee for a director of the Company. In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender his resignation from the Board of Directors of the Company (the “Board”), effective on the date his employment is terminated.
2.    Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of the Executive’s employment, have the duties, responsibilities, powers, and authority customarily associated with the position of an executive officer. The Executive shall solely report to, and follow the direction of, the Board. The Executive shall diligently, competently, and faithfully perform all duties and will use the Executive’s best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on business, industry, civic, religious or charitable boards or committees, so long as such service is in compliance with the Employer’s Corporate Governance Guidelines, the Lead Independent Director is provided notice of such service and, in the Lead Independent Director’s reasonable determination, such service does not individually or in the aggregate significantly interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

3.    Executive Loyalty. Subject to the terms of this Agreement and the Corporate Governance Guidelines, the Executive shall devote all of the Executive’s business time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of the Executive’s employment, the Executive shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, supplier, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer. The foregoing notwithstanding, and except as otherwise set forth in Paragraph 8, and provided that none of the following reflects poorly on the Employer or, in the reasonable determination of a majority of the Board’s independent directors, individually or in the aggregate significantly interferes with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement, nothing herein contained shall be deemed to prevent the Executive from (1) otherwise managing the Executive’s personal investments and financial affairs, or (2) investing the Executive’s money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, so long as (a) the Executive does not beneficially own stock in any such corporation if more than five percent (5%) of the Employer’s annual sales are to such corporation or if the Employer’s products comprise more than five percent (5%) of such corporation’s annual sales, or (b) the Executive does not beneficially own more than one percent (1%) of the outstanding capital stock of any such corporation.
4.    Compensation.
A.    Base Salary. The Employer shall pay the Executive an initial gross base salary at an annual rate of $1,000,000 (the "Base Salary"), payable in substantially equal installments in accordance with the Employer's payroll policy from time to time in effect. The Base Salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Base Salary shall be reviewed at least annually, and may be increased or decreased from time to time as shall be determined by the Employer, and once such Base Salary shall have been increased or decreased, it shall thereafter be treated for all purposes of this Agreement as the Executive’s Base Salary. Unless specifically agreed to in writing by the Employer and the Executive, any increase or decrease in Base Salary shall not limit or reduce any other obligation of the Employer or the Executive under this Agreement.
B.    Incentive Pay. The Executive shall be eligible to earn a performance incentive under the Company’s short-term incentive program for the applicable year, subject to the attainment of certain performance measures. The Compensation Committee of the Board (the “Compensation Committee”) or the Board shall set the performance goals and targets for a given year. Beginning as of the Effective Date, the incentive shall be targeted at one hundred and thirty-five percent (135%) of the Base Salary (the “Target Incentive”), with the actual incentive (“Incentive”) earned to be calculated on that portion of the Base Salary actually earned during the calendar year for which the Incentive is calculated and, with respect to calendar year 2023, pro-rated to reflect the Target Incentive applicable during such year prior to the Effective Date and the Target Incentive applicable during such year following the Effective Date. The Incentive, if any, for a given year (the “Incentive Year”) shall be paid no later than the March 15th immediately following the end of the applicable Incentive Year.
C.    Equity. The Executive shall be eligible to be granted equity awards under and pursuant to the terms of the Zebra Technologies Corporation 2018 Long-Term Incentive Plan, or any successor long-term incentive plan, as any such plan may be amended from time to time. With respect to fiscal year 2023 and provided that the Executive is actively serving as the Chief Executive Officer on the applicable grant date , the Company shall provide to Executive long-term incentive awards with an aggregate grant date fair value of $10,000,000, consisting of a grant of time-vested restricted stock units with a target grant date fair value of $3,000,000 to be made on the Effective Date, a grant of performance-based restricted stock units with a target grant date fair value of $4,500,000 to be made in the second quarter 2023, and a grant of promotion performance-based restricted stock units with a target grant date fair value of $2,500,000 to be made in the second quarter 2023.  The grant date fair value of each such award shall be determined by the Compensation Committee in accordance with its standard methodology and the awards to Executive shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers for fiscal year 2023.
D.    Employee Benefits. During the term of the Executive’s employment, the Employer shall:
(1)    include the Executive in any life insurance, disability insurance, medical, dental or health insurance, paid time off of five (5) weeks accrued pro-rata in each calendar year, which shall in all instances cease accruing in accordance with Employer’s paid time off policy for U.S. employees, savings, and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executive officers; and
(2)    include the Executive in such perquisites as the Employer may establish from time to time that are commensurate with the Executive’s position and at least comparable to those received by other executive officers of the Employer.
Nothing in this Agreement shall be construed to limit, condition, or otherwise encumber the rights of the Employer, in its sole discretion, to amend, discontinue, substitute or maintain any benefit plan, program, or perquisite.
E.    Office Location and Relocation. On or prior to the thirtieth (30th) month following the Effective Date (or such later date as determined by the Board), the Executive shall relocate to the Company’s corporate headquarters in Lincolnshire, Illinois (the “Relocation”) and shall be eligible to receive reimbursement of all reasonable moving expenses incurred in connection with such Relocation in accordance with the Company’s relocation policy for senior executive officers. Prior to the Relocation and except as otherwise agreed to by the parties, the Executive’s corporate office shall continue to be located at the Company’s Holtsville, New York location.

    5.    Expenses. While employed by the Employer, the Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by the Executive, in accordance with the practices and policies applicable to executive officers of the Employer, including travel expenses incurred in connection with the performance of the Executive’s duties, professional and service company dues, journal subscriptions, educational seminars, conferences, and symposiums and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the "Code").  To receive reimbursement, the Executive shall submit to the Employer such vouchers or expense statements that reasonably evidence expenses incurred in accordance with the Employer’s travel and expense reimbursement policy.
6.    Termination. The Executive's services shall terminate upon the first to occur of the following events:

A.    Death or Disability. Upon the Executive's date of death or the date the Executive is given written notice that the Executive has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially the Executive’s required duties for a period of one hundred eighty (180) consecutive days with or without accommodation; provided, however, that if the Executive, after being unable to perform substantially the Executive’s required duties for a period of less than one hundred eighty (180) consecutive days as a result of illness or incapacity returns to active duty for less than thirty (30) days, the period of such active duty  will be disregarded in determining whether the one hundred eighty (180) consecutive day threshold has been accumulated (although it will not be accumulated as part of the one hundred eighty (180) day period). A termination of the Executive's employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of the Executive’s duties before such tenth (10th) business day.
B.    Cause Termination. On or as of the date the Board provides the Executive with written notice that the Executive is being terminated for Cause. For purposes of this Agreement, and as determined by the Board in its sole discretion, the Executive shall be deemed terminated for “Cause” if the Board terminates the Executive after the Executive:
(1)    shall have committed, been indicted of, or been convicted of, or admitted, plea bargained, entered a plea of no contest or nolo contendere to, any felony of any kind or a misdemeanor, or violated any laws, involving fraud, dishonesty or an act of moral turpitude;
(2)    shall have materially breached this Agreement or any other agreement to which the Executive and the Employer are parties;
(3)    shall have materially violated any written Employer policy, regardless of whether within or outside the scope of the Executive’s authority;
(4)    shall have committed willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior, or other conduct involving serious moral turpitude in the performance of the Executive’s duties hereunder;
(5)    shall have failed or refused to materially comply (to the best of the Executive’s ability) with a specific direction of the Employer, unless the Executive reasonably and in good faith believes such specific direction to be unlawful (in which case the Employer’s termination of the Executive’s employment shall not be for Cause under this provision); or
(6)    engages in any conduct which breaches the Executive’s fiduciary duty to the Employer, which materially injures the integrity, character or reputation of the Employer or which impugns Executive's own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of an executive officer of the Employer.
A termination of employment by the Employer for Cause under subparagraphs 6B(2), (3), (4), (5) or (6) shall be effectuated by the Board giving the Executive written notice of the termination within thirty (30) days of the event constituting Cause or the Board having actual knowledge of the event constituting Cause, or such longer period as the parties may agree, setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause, the specific provisions of this Agreement on which the Employer relies and, to the extent such Cause is susceptible to cure, providing the Executive with a thirty (30) day cure period. If such Cause is susceptible to cure and the Executive fails to remedy the condition within such thirty (30) day cure period, the Employer may terminate the Executive’s employment within thirty (30) days after the expiration of the cure period, and if the Employer fails to so terminate the Executive’s employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Cause under this subparagraph 6B.
C.    Employer Termination. On the date the Employer terminates the Executive's employment for any reason, other than a reason otherwise set forth in this Paragraph 6.
D.    Good Reason Termination. On the date the Executive terminates the Executive’s employment for Good Reason. The term “Good Reason” means the occurrence of any one of the following:
(1)    demotion of the Executive by the Employer to a lesser position (including a material diminution in the status of the Executive’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Executive of any duties materially inconsistent with the Executive’s position, status or responsibilities under this Agreement;
(2)    material breach of any provision of this Agreement by the Employer; or
(3)    decrease in the then-current Base Salary in an amount equal to or greater than ten percent (10%) (unless such decrease is applied on a proportionally equal basis to all executive officers of the Employer) (an “Applicable Decrease”), but only if the Executive terminates the Executive’s employment with the Employer as a result of an Applicable Decrease within fifteen (15) business days of the later of (i) the effective date of the Applicable Decrease, or (ii) the Executive having actual knowledge of Applicable Decrease (“Applicable Decrease Date”). For clarification purposes, should the Executive fail to terminate the Executive’s employment with the Employer within fifteen (15) business days of the Applicable Decrease Date, such termination shall not constitute termination of employment by the Executive for Good Reason under this provision.
A termination of employment by the Executive for Good Reason under subparagraph 6D(1) or (2) shall be effectuated by giving the Employer written notice of the termination within thirty (30) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies and providing the Employer with a thirty (30) day period during which it may remedy the condition constituting Good Reason. If the Employer fails to remedy the condition within such thirty (30) day period, the Executive must terminate the Executive’s employment within thirty (30) days after the expiration of the cure period, and if the Executive fails to so terminate the Executive’s employment, any subsequent termination based upon the same underlying facts shall not constitute a termination for Good Reason under this subparagraph 6D.
E.    Resignation. On the date the Executive terminates the Executive’s employment for any reason (other than Good Reason), provided that the Executive shall give the Board sixty (60) days written notice prior to such date of the Executive’s intention to terminate such employment. The Board may, in the Board’s sole discretion, waive such sixty (60) day notice requirement.
7.    Compensation Upon Termination.
A.    Final Payments. If the Executive's services are terminated pursuant to Paragraph 6, the Executive shall be entitled to the Executive’s salary through the Executive’s final date of active employment plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or pursuant to the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable. In the event the Executive terminates employment pursuant to Section 6E between January 1 and March 15 of any year, the Executive shall be entitled to payment of Executive’s Incentive for the prior calendar year, pursuant to Section 4B.
B.    Severance Benefits.
(1)    In addition to the salary and benefits described in Paragraph 7A, if the Executive's employment is terminated pursuant to Paragraphs 6C or 6D, the Executive shall be entitled to the following: (i) the continuation of the Executive’s Base Salary at the annual salary rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), for a period of two (2) years following the termination of the Executive’s employment (the “Severance Period”), payable in accordance with the Employer’s payroll policy from time to time in effect and subject to the limitations imposed under subparagraph 7B(3); (ii) a pro-rata portion of the Incentive for the Incentive Year in which the Executive’s employment terminates, if such Incentive would have been earned had the Executive been employed and in good standing as of the date the Incentive otherwise is paid to other executive officers of the Employer with respect to such Incentive Year, and payable at the time the Incentive otherwise is paid to other senior level executives of the Employer with respect to such Incentive Year; (iii) any unpaid Incentive attributable to the Incentive Year prior to the Incentive Year in which the Executive’s employment terminates, if such Incentive would have been earned had the Executive been employed and in good standing as of the date the Incentive otherwise is paid to other executive officers of the Employer with respect to such Incentive Year, and payable at the time the Incentive otherwise is paid to other executive officers of the Employer with respect to such Incentive Year; (iv) a payment equal to one hundred percent (100%) of the Target Incentive (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary then in effect as determined under subparagraph 7B(1)(i), to be paid at the same time that performance Incentives are paid by the Employer to its executive officers with respect to the Incentive Year in which such termination occurs; (v) equity compensation, if any, subject to the terms of the Executive’s respective award agreements; (vi) professional outplacement services by a company selected by, and paid by, the Employer within one (1) year after the date of termination, in an amount not to exceed $32,000; and (vii) a monthly payment to the Executive equal to the cost of continued coverage of the Executive and the Executive’s dependents in the medical and dental insurance plans sponsored by the Employer, as mandated by COBRA, which may continue to the extent required by applicable law and the Employer shall pay for such coverage, at the same rate the Employer pays for health insurance coverage for its active employees under its group health plan (with the Executive responsible for any employee-paid portion of such coverage), through the earlier of (a) the last day of the Severance Period or (b) the date the Executive becomes eligible for coverage under another group health plan that does not impose preexisting condition limitations on the Executive’s coverage; provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Executive and the Executive’s dependents beyond that mandated by law; provided further, that the Executive shall not receive reimbursement for any portion of the COBRA continuation coverage for any time following the last day of the Severance Period.
(2)    The foregoing notwithstanding, if at any time within one hundred twenty (120) days immediately preceding or one (1) year immediately following a "Change in Control," the Executive’s employment is terminated pursuant to Paragraph 6C or 6D, the Executive shall be entitled to the following compensation, in lieu of any payments otherwise set forth in Paragraph 7B(1)(i) and (iv) above, and payable within sixty (60) days following the later of the Change in Control or the termination, subject, however, to the limitations imposed under subparagraph 7B(3): two (2.0) times the Executive’s Base Salary at the annual rate then in effect (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made prior to the Change in Control and within the one (1) year period preceding the date the Executive’s employment is terminated) and two (2.0) times the Target Incentive (before any reduction under Paragraph 6D(3) which is made on a proportionally equal basis to all executive officers and which is made prior to the Change in Control and within the one (1) year period preceding the date the Executive’s employment is terminated), based upon the Base Salary then in effect as determined under this subparagraph 7B(2); provided, that if the Executive terminates employment during the one hundred twenty (120) days immediately preceding the Change in Control and is receiving benefits under subparagraph 7B(1), the amount payable to the Executive under this subparagraph 7B(2) shall be reduced by the amount previously paid to the Executive under subparagraph 7B(1). In addition, upon the termination of the Executive’s employment as set forth in this subparagraph 7B(2) the Executive and the Executive’s dependents shall be offered continued coverage under the Employer’s group health plan for the duration of the COBRA continuation period on the same financial terms as described above in subparagraph 7B(1)(vii) and shall also be entitled to the compensation and benefits, if any, set forth in subparagraphs 7B(1)(ii), (iii), (v) and (vi), above.
(3)    Notwithstanding the foregoing, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B or Paragraph 7C to the extent applicable shall be delayed until the earlier of (i) the six (6)-month anniversary following the Executive’s separation of employment and (ii) the Executive’s death, in each case, to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. The payments to be made under this Paragraph 7B shall be further conditioned upon the Executive’s execution of an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, and (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment. Such agreement shall be provided to the Executive prior to or promptly following the Executive’s termination of employment, and must be executed by the Executive and returned to the Employer within the time prescribed in such agreement (but in no event later than the sixtieth (60th) day following termination of employment). No payments shall be made pursuant to Paragraph 7B unless and until the Employer shall have received such agreement and any period during which the Executive may revoke such agreement shall have expired without revocation. Any payments which the Executive would have otherwise received prior to the end of such revocation period shall be paid, in a single lump sum without interest, as soon as practical after the revocation period expires, provided that if the revocation period overlaps two taxable years, the single lump sum payment shall be payable in the later of the two taxable years. For purposes of this Paragraph 7B, "Change in Control" shall be as defined under the 2018 Long-Term Incentive Plan, as in effect on the date hereof, which definition is incorporated herein by reference; provided, however, that in the event (i) the definition of Change in Control as set forth herein is broader than the definition of a “change in control event” as defined by reference to the regulations under Section 409A of the Code or (ii) the termination of employment occurs during the one hundred twenty (120) days prior to the Change in Control, then the payments described in subparagraph 7B(2) shall be payable at the same time as set forth in subparagraph 7(B)(1) to the extent required to comply with Section 409A of the Code.
(4)    Each payment hereunder, including each installment of Base Salary and Incentive paid under Section 7B, is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are intended to be exempt from Section 409A of the Code: (1) payments that are made on or before the 15th day of the third month of the calendar year following the calendar year in which the Executive terminates employment, and (2) subsequent payments made on or before the last day of the second calendar year following the year of the Executive’s termination that do not exceed the lesser of two times the Executive’s annual rate of pay in the year prior to the Executive’s termination or two times the limit under Section 401(a)(17) of the Code then in effect.
(5)     Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. In addition, any reimbursement for relocation-related tax payments shall be made no later than the end of the Executive’s taxable year next following the taxable year in which Executive remits the related taxes.

C.    Section 280G. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any stockholder of the Employer or any other person that constitutes a “parachute payment” as defined by Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code because the total present value of such parachute payments equals or exceeds three times the “Base Amount” (as defined under Section 280G of the Code), then such parachute payments shall be reduced to an amount (the “Reduced Amount”) such that the total present value of all such parachute payments, calculated as provided in Section 280G, equals one dollar less than three times the Base Amount; provided, however, that such reduction shall be made if and only if the Reduced Amount is at least equal to the total amount of all parachute payments prior to such reduction less the amount of the excise tax that would be imposed on the Executive under Section 4999 if the parachute payments were not so reduced. Such reduction shall be done (i) first by reducing all cash parachute payments in the reverse order that they are scheduled to be paid, (ii) next by reducing all performance-vested equity grants, the acceleration of which would result in parachute payments, in proportion to the value of such grants, and (iii) next by reducing all time-vested equity grants, the acceleration of which would result in parachute payments, in the reverse order of the date on which they would otherwise have vested, and the Executive hereby consents to the reduction of any parachute payments, the payment or vesting of which is not governed by this Agreement.
8.    Restrictive Covenants.
A.    Confidentiality.
(1)    Confidential Information. The Executive understands that the Employer possesses Confidential Information which is important to its business, the Employer devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Employer diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of this Agreement, Confidential Information is information that was or will be developed, created, or discovered by or on behalf of the Employer, or which became or will become known by, or was or is conveyed to the Employer, which has commercial value in the Employer’s business. “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Employer that is confidential and proprietary to the Employer, including without limitation, (i) information relating to the Employer’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Employer; (iii) the Employer’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (iv) the subject matter of the Employer’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (v)

other confidential and proprietary information or documents relating to the Employer’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Employer reasonably regards as being confidential.
(2)    Employer Materials. Executive understands that the Employer possesses or will possess Employer Materials which are important to its business. For purposes of this Agreement, “Employer Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Employer, whether such documents have been prepared by the Executive or by others.
(3)    Treatment of Confidential Information and Employer Property. In consideration of the Executive’s employment by the Employer, the compensation received by the Executive from the Employer, and the Employer’s agreement to give Executive access to certain Confidential Information, the Executive agrees as follows:
(a)    All Confidential Information and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be the sole property of the Employer. At all times, both during the Executive’s employment by the Employer and after its termination for any reason, Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of the Board, except as may be necessary and appropriate in the ordinary course of performing the Executive’s duties to the Employer.
(b)    All Employer Materials will be the sole property of the Employer. The Executive agrees that during the Executive’s employment by the Employer, the Executive will not remove any Employer Materials from the business premises of the Employer or deliver any Employer Materials to any person or entity outside the Employer, except in connection with performing the duties of the Executive’s employment. The Executive further agrees that, immediately upon the termination of the Executive’s employment by the Executive or by the Employer for any reason, or during the Executive’s employment if so requested by the Employer, the Executive will return all Employer Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only the Executive’s copy of this Agreement.
(4)    Protected Rights. Nothing in this Agreement prohibits Executive from engaging in legally protected conduct including reporting possible violations of state or federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of Employer or its Legal Department to make any such reports or disclosures and Executive is not required to notify Employer that he has made such reports or disclosures. In addition, the following notice is provided in compliance with federal law:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
B.    Non-Solicitation and Non-Competition. In consideration for the compensation and benefits granted by the Employer to Executive under this Agreement, and in further consideration of Executive’s continued employment by the Employer, the Executive hereby agrees that during the Executive’s employment by the Employer and for a period ending twenty four (24) months after the Executive’s termination of employment with the Employer, the Executive will not directly or indirectly:
(1)    Contact, solicit, interfere with or divert any of the Employer’s or its subsidiaries’ customers by disclosing, divulging, using or relying on Confidential Information, proprietary information or trade secrets acquired during the Executive’s employment with the Employer;

(2)    Accept employment or engage in a competing business, or engage in any activity that may result in the disclosure, divulging or otherwise use of Confidential Information acquired during the Executive’s employment with the Employer; and

(3)    Solicit any person who is employed by the Employer or any subsidiary of the Employer for the purpose of encouraging that employee to cease employment with the Employer or join Executive as a partner, agent, employee or otherwise in any business activity which is competitive with the Employer or any subsidiary of the Employer.
C.    Nondisparagement. While employed by the Employer and indefinitely thereafter, the Executive shall refrain from (1) making any false statement about the Employer, and (2) all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Employer or any of its subsidiaries or affiliates, or any of their officers, directors, employees and stockholders, or that could have a deleterious effect upon the Employer’s or any of its subsidiaries’ or affiliates’ business; provided, however, that nothing contained in this Paragraph 8C or any other paragraph of this Agreement shall preclude the Executive from making any statement in good faith that is required by law or order of any court or regulatory commission.
D.    Forfeitures. In the event that the Executive breaches any of the restrictions in this Paragraph 8, the Executive shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Paragraph 7 (except those contained in Paragraph 7A or as otherwise prohibited by law), and the Employer shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement. The Employer and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the forfeiture, recapture or repayment shall not be the exclusive remedy hereunder.

E.    Intellectual Property. The Employer has adopted a policy on Inventions intended to encourage research and inventions by its employees, to appraise and determine relative rights and equities of all parties concerned, to facilitate patent applications, licensing, and the generation of royalties, if any, and to provide a uniform procedure in patent matters when the Employer has a right or equity. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of the Executive’s employment, including during any period prior to the date of this Agreement.
(1)    Ownership and Assignment. Except as defined in this Agreement, all Inventions which the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Executive’s employment will be the sole property of the Employer to the maximum extent permitted by law. The Executive agrees to assign such Inventions and all Rights in them to the Employer. Exemptions from this Agreement to assign may be authorized in those circumstances where the mission of the Employer is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Employer policies. Further, the Executive may petition the Employer for license to make, market or sell a particular Invention. The Employer may release patent rights to the inventor in those circumstances when:
(a)    the Employer provides the Executive with notification in writing that it elects not to file a patent application and the inventor is prepared to do so at the Executive’s expense, or
(b)    at the Employer’s discretion, the equity of the situation indicates that such release should be given, provided in either case that no further research or development to develop that invention will be conducted involving Employer support or facilities, and provided further that a shop right is granted to the Employer and, at the Employer’s discretion, the Employer shall have a royalty-free, assignable license to the Invention and any intellectual property rights related to it.
The provisions of Paragraph 8E(1) do not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Employer was used and which was developed entirely on the Executive’s own time, unless (a) the Invention relates (1) to the business of the Employer, or (2) to the Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Employer.
(2)    Disclosure to the Employer. The Executive promptly will disclose in writing to the Board, with a copy to the General Counsel of the Employer, all Inventions. The Executive also will disclose to the General Counsel of the Employer all things that would be Inventions if made during the term of the Executive’s employment, conceived, reduced to practice, or developed by the Executive within six months after the termination of the Executive’s employment with the Employer, unless the Executive can demonstrate that the Invention has been conceived and first reduced to practice by the Executive following the termination of the Executive’s employment with the Employer. Such disclosures will be received by the Employer in confidence (to the extent they are not assigned in this Paragraph and do not extend the assignment made in this

Paragraph.) The Executive will not disclose Inventions to any person outside the Employer unless requested to do so by the Board or the General Counsel of the Employer.
(3)    Assistance with Rights. The Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Employer to permit and assist it, at the Employer’s expense, in obtaining, maintaining, defending and enforcing Rights with respect to such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Executive agrees to execute such declarations, assignments, or other documents as may be necessary in the course of Invention evaluation, patent prosecution, or protection of patent or analogous property rights, to assure that title in such Inventions will be held by the Employer or by such other parties designated by the Employer as may be appropriate under the circumstances. The Executive irrevocably designates and appoints the Employer and its duly authorized officers and agents, as the Executive’s agents and attorneys-in-fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive.
(4)    Moral Rights. Any assignment of copyright pursuant to this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Employer that would violate such Moral Rights in the absence of such consent. The Executive will confirm any such waivers and consents from time to time as requested by the Employer.
F.    No Conflicts. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.
G.    Disclosure. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, the Executive shall be required to disclose the existence of this Paragraph 8 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 8 to such employer.
H.    Market Information. The Executive acknowledges that the Executive may become aware of "material" nonpublic information relating to the Employer’s vendors, suppliers, alliance and/or joint venture partners, customers, or competitors (each, a “Business Partner”) whose stocks are publicly traded. The Executive acknowledges that the Executive is prohibited by law as well as by Employer policy from trading in the shares of such Business Partners while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph H, "material" information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.
I.    Unauthorized Material. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, the Executive agrees that the Executive will not knowingly disclose to the Employer, use in the Employer's business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into the Executive’s work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.
J.    Injunctive Relief. It is agreed that any breach or anticipated or threatened breach of any of the Executive's covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer's remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive further agrees to pay all of the Employer's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in successfully enforcing such covenants.
K.    Other Agreements. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by the Executive. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.
9.    Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by electronic mail, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to electronic mail, the date on which the electronic mail is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to the Executive’s residence in the case of the Executive, or, if to the Employer, to:
Chief Legal Officer and General Counsel
Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, IL 60069

Either party may from time to time designate a new address by notice given in accordance with this Paragraph 9.
10.    Waiver of Breach. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such other party. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer or by the Executive, as the case may be.
11.    Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of the Executive’s duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Executive, the Executive’s estate and beneficiaries. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.
12.    Entire Agreement. This Agreement, together with any agreements referred to herein, sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes the Current Agreement and any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof; provided that any Indemnification Agreement between the Employer and Executive shall not be affected by this Agreement. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.
13.    Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
14.    Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
15.    Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
16.    Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
17.    Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.
18.    Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, the Executive agrees and consents to submit to personal jurisdiction in the State of Illinois in any state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Lake or Cook County, Illinois. In addition, the Executive waives any right to challenge in another court any judgment entered by such Lake or Cook County court or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum. Further, the Executive waives any right the Executive may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.
19.    Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
20.    Indemnification. The Employer shall obtain and maintain for the Executive directors’ and officers’ liability insurance coverage and shall indemnify the Executive to the extent permitted under the Employer’s By-Laws and/or Certificate of Incorporation and/or any indemnification agreement between the Employer and the Executive.
22.    No Mitigation.     The Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Employer’s obligation under this Agreement. Payments and benefits due under Paragraph 7 of this Agreement shall not be reduced by any compensation earned by the Executive as an employee or consultant from any employment or consulting arrangement after the Executive’s termination of employment.
IN WITNESS WHEREOF, the parties have set their signatures on the date set forth below.
ZEBRA TECHNOLOGIES CORPORATION:    EXECUTIVE:
By: /s/ Anders Gustafsson        By: /s/ William Burns
Anders Gustafsson, CEO             William Burns

Date signed: December 5, 2022         Date signed: December 5, 2022